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                                                                    Exhibit 11.1

               ALPHA TECHNOLOGIES GROUP, INC., AND SUBSIDIARIES

                      COMPUTATION OF NET INCOME PER SHARE
         FOR THE QUARTERS ENDED JANUARY 28, 1996 AND JANUARY 27, 1997

                                  (Unaudited)
                     (In Thousands, Except per Share Date)


                                                    January 28,  January 26,
                                                       1996          1997
                                                    -----------  -----------
Shares:
     Weighted average common shares outstanding        6,077        6,675

     Net common shares issuable on
      exercise of stock options                          649            -
                                                      ------      -------

Weighted average common and common
 equivalent shares outstanding                         6,726        6,675
                                                      ======      =======

Income before minority interest                       $   74      $(1,652)
Minority interest                                         59            -
                                                      ------      -------

Net income                                            $  133      $(1,652)
                                                      ======      =======

Net income per common and common
 equivalent share:
   Income before minority interest                    $ 0.01      $ (0.25)
   Minority interest                                    0.01            -
                                                      ------      -------

   Net income                                         $ 0.02      $ (0.25)
                                                      ======      =======